UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2020 Annual Meeting of Stockholders

Supplemental Information Regarding:

Proposal Four – Approval of the amendment and restatement of the amended Monolithic Power Systems, Inc. 2014 Equity Incentive Plan

(the “Proposed 2014 Equity Plan”)

Commencing on or about May 28, 2020, the following materials will be used by officers, directors and employees of Monolithic Power Systems, Inc. (“MPS” or the “Company”), as well as proxy solicitors engaged by the Company, to communicate about Proposal Four - Approval of the Proposed 2014 Equity Plan, for the 2020 Annual Meeting of Stockholders to be held on June 11, 2020 (the “Annual Meeting”), and may be sent to certain stockholders. This information supplements information contained in our definitive 2020 proxy statement dated April 29, 2020 (the “Proxy Statement”). This information may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission.

Dear Stockholder:

At the Annual Meeting, our stockholders will vote on five proposals:

1.

To elect two Class I directors to serve for three-year terms until our annual meeting of stockholders in 2023, or until their respective successors are duly elected and qualified. The nominees for election to the Board of Directors (the “Board”) are Victor K. Lee and James C. Moyer.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.
3.	To hold an advisory vote to approve the compensation of our named executive officers.
4.	To approve the Proposed 2014 Equity Plan.
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board recommends a vote FOR each of the nominees for election to our Board, FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, FOR the advisory approval of the compensation of our named executive officers, and FOR the approval of the Proposed 2014 Equity Plan. Your vote is very important, and we are requesting your support for each of these proposals.

The proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) issued a report on May 26, 2020, recommending, among other things, that our stockholders vote against adopting the Proposed 2014 Equity Plan. We believe that this ISS recommendation is based on numerous insufficient and erroneous assumptions and analyses, and is without support based on our actions and the information regarding our equity compensation programs and the Proposed 2014 Equity Plan provided in our Proxy Statement. We set forth below an explanation of these insufficient analyses and significant and material errors. For these reasons, we request that stockholders vote FOR adopting the Proposed 2014 Equity Plan, notwithstanding the ISS recommendation. We believe that stockholders who review our critique of the ISS methodology and recommendation below will conclude that the ISS recommendation is based on insufficient and error-ridden analyses, and will vote in accordance with the Board's recommendations.

We further note that another proxy advisory firm, Glass Lewis & Co. ("Glass Lewis"), has also undertaken a review of the proposals to be voted on at the Annual Meeting, and has recommended that stockholders vote FOR all proposals, including FOR the Proposed 2014 Equity Plan. Our Board encourages stockholders to review and consider the analyses undertaken by Glass Lewis, which we believe more appropriately analyzes the Proposed 2014 Equity Plan, as compared to ISS’s formulaic analyses.

PROPOSAL FOUR – APPROVAL OF THE PROPOSED 2014 EQUITY PLAN

In its report, ISS stated various reasons for recommending a vote against the Proposed 2014 Equity Plan, which recommendation our Board believes is based on subjective, insufficient or erroneous assumptions rather than our clear, reasoned analyses disclosed in the Proxy Statement. Each of ISS's key criticisms, as well as our opposing statements, are outlined below.

1.	The plan cost is excessive.

ISS determines the plan cost using its proprietary shareholder value transfer model, which is based solely on the evaluation of quantitative measures including the new share request, the number of outstanding equity awards and the number of shares available for future issuance. Based on these limited criteria, ISS concluded that the plan cost of the Proposed 2014 Equity Plan exceeded their benchmarks. While these measures are valuable pieces of the Proposed 2014 Equity Plan, the Board strongly believes that they, by themselves, are insufficient and inadequate to evaluate the overall plan cost for individual investors or institutions that actually own MPS shares. It is important that stockholders complement their assessment with other key mitigating factors pointed out by us in the Proxy Statement, such as the effectiveness of our annual equity incentive programs under our existing equity plan and the long-term value created for our stockholders as a result of these programs.

As stated in the Proxy Statement, our equity incentive program is a critical tool to incentivize our executive officers and other key employees and align their interests with those of our stockholders. Our Compensation Committee does not grant equity awards irresponsibly. Since 2012, our Compensation Committee has implemented annual equity programs for our executive officers and other employees, with awards that can be earned based on the achievement of a combination of rigorous performance goals, including revenue, operating metrics, and stock price appreciation that are intended to align with stockholders' interests. In addition, since 2015, our executive officers have not received equity awards that vest based solely on time-based vesting conditions. We believe the significant increase in our stock price and revenue growth in the past several years demonstrate the effectiveness of our performance-based equity programs in motivating our executive officers and other employees to build a sustainable business model and to focus on long-term value creation for our stockholders.

To illustrate, in each of 2013, 2015 and 2018, the Compensation Committee approved a market-based restricted stock unit (“MSU”) award program to our executive officers and certain key employees based on the achievement of rigorous stock price hurdles, as presented in the tables below:

2018 MSUs			2015 MSUs (1)			2013 MSUs
Grant Date Stock Price	Price Targets	% of Stock Price Increase	Grant Date Stock Price	Price Targets	% of Stock Price Increase	Grant Date Stock Price	Price Targets	% of Stock Price Increase
$ 108.43	$ 140.00	29%	$ 63.71	$ 71.36	12%	$ 31.73	$ 40.00	26%
	$ 148.00	36%		$ 75.18	18%		$ 43.00	36%
	$ 156.00	44%		$ 77.73	22%		$ 47.00	48%
	$ 164.00	51%		$ 86.01	35%		$ 52.00	64%
	$ 172.00	59%		$ 95.57	50%		$ 57.00	80%

No shares would be earned under these equity programs if the price targets were not met.

While our Compensation Committee acknowledges that these equity programs resulted in additional dilution, our diluted earnings per share (“EPS”) continued to grow despite the increase in outstanding shares, as presented in the table below:

	Diluted EPS
Year	GAAP	Percentage Increase	Non-GAAP (2)	Percentage Increase
2014	$0.89		$1.65
2019	$2.38	167%	$3.88	135%

Furthermore, since the implementation of these equity programs in 2013, our three-year total stockholder returns (“TSRs”) have consistently exceeded the TSRs of both our peer group and a leading industry index by a large margin, as presented below:

	Three-Year TSR
Year	MPS	Peer Group (3)	PHLX Semiconductor Sector Index
2014	249%	75%	89%
2015	193%	51%	73%
2016	145%	62%	69%
2017	133%	52%	82%
2018	88%	46%	74%
2019	124%	62%	104%

Earnings and TSRs are two examples of key metrics that we believe demonstrate the effectiveness of our equity plan and the annual equity compensation programs. Accordingly, we believe the assessment of the Proposed 2014 Equity Plan should NOT be based strictly on the formula-based analysis in ISS’s model. It is important to consider other critical overriding factors, such as our financial growth and the stockholder value that our equity incentive programs have helped create, and are expected to create on a long-term basis. Our Compensation Committee currently expects to continue to set rigorous performance goals that will align with stockholders’ interests in our equity incentive programs going forward.

2.	The performance measurement period is only two years.

In its report, ISS over-characterized our equity programs as having only a two-year performance period, which is simply incorrect. As stated in our Proxy Statement, our executive compensation program is designed to align our executive officers’ interests with those of our stockholders. Our Compensation Committee is committed to establish a balanced equity compensation program with mid- and long-term performance periods, by overlapping an annual revenue-based PSU program over a two-year performance period and a long-term market-based equity award over a longer performance period, which included the following programs since 2013:

●	In 2013, we granted MSUs that contained price hurdles requiring sustained increases in our stock price with a five-year performance period.
●

In 2015, we granted market and performance-based restricted stock units (“MPSUs”) that combined operating goals and price hurdles requiring sustained increases in our stock price with a four-year performance period.

●	In 2018, we granted MSUs that contained price hurdles requiring sustained increases in our stock price with a five-year performance period.

________________________

(1)  The 2015 awards also included certain business operating goals, in addition to the stock price hurdles.
(2)  See Annexure A for the reconciliation of the GAAP EPS to the non-GAAP EPS.
(3)  Represents the average TSR of our peer group.

The Compensation Committee determined that two years is the most optimal performance period for the revenue-based PSU awards because of the cyclical nature of the semiconductor industry. A revenue-based performance period that is longer than two years is difficult for the Compensation Committee to determine the appropriate performance goals due to the volatility from macro-economic and industry-specific conditions.

For 2019, the Compensation Committee set a two-year (2019 and 2020) performance period for the revenue-based PSUs. The Compensation Committee did not grant a new MSU award because an MSU program based on the achievement of five stock price hurdles over a five-year performance period was already in place in 2018.

3.	The vesting requirement is not at least one year for all equity award types.

In its report, ISS failed to give us credit for the fact that, in practice, the expected vesting period for our equity programs has been at least one year, even though we have no minimum vesting requirement in the Proposed 2014 Equity Plan. As stated in our Proxy Statement, all of our equity programs for employees generally vest over at least a four-year period. For example, under our annual revenue-based PSU program, the performance period is two years and upon achievement of the performance goals, 50% of the shares will vest after two years, and the remaining 50% will vest over an additional two years, for a total vesting period of four years.  Furthermore, under the various market-based equity awards described above, the vesting period for such awards is up to ten years.

4.	The estimated duration of available and proposed shares exceeds six years.

ISS indicted in their report that the duration of our available and proposed shares was 7.3 years, which exceeded their threshold of six years. The Board does not believe the duration of the available shares is relevant in the evaluation of the Proposed 2014 Equity Plan. Each year, the Compensation Committee engages a third-party compensation consultant in designing the equity compensation program for our executive team. Based on this assessment, the Compensation Committee determines the value of the equity compensation for each officer, and sets the performance goals that aim to align with the interests of our stockholders. In setting the number of shares and the performance goals, the Board believes that the decision should be independent of, and not be influenced by, how long the shares should last under the equity plan. Our Compensation Committee would not compromise on the objectives of our equity compensation programs in order to achieve a shorter duration of the available shares under the Proposed 2014 Equity Plan.

Furthermore, as stated above, our Compensation Committee designs our market-based equity awards with long performance and vesting periods. As a result, the duration of our available shares is expected to be substantial under the Proposed 2014 Equity Plan because our Compensation Committee does not grant these market-based equity awards on an annual basis.

FOR ALL THE FOREGOING REASONS, AND IN LIGHT OF THE FAVORABLE RECOMMENDATION OF GLASS LEWIS, OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED 2014 EQUITY PLAN.

ANNEXURE A

RECONCILIATION OF GAAP EPS TO NON-GAAP EPS (1)

(in thousands, except per-share amounts)

	FY 2019	FY 2014
GAAP net income	$108,839	$35,495
Stock-based compensation expense	78,699	33,454
Acquisition-related transaction costs	-	622
Amortization of acquisition-related intangible assets	110	672
Deferred compensation plan expense (income)	189	(53)
Tax effect	(10,128)	(4,435)
Non-GAAP net income	$177,709	$65,755

GAAP net income per share - diluted	$2.38	$0.89
Non-GAAP net income per share - diluted	$3.88	$1.65
Shares used in the calculation of diluted net income per share	45,763	39,793

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(1)

The non-GAAP EPS is not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance, and to evaluate and manage its internal business and assist in making financial, operating and compensation decisions. MPS believes that the non-GAAP financial measures, together with GAAP measures, provide investors with an alternative presentation useful to investors' understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, may provide investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS.